Free Writing Prospectus
Filed pursuant to Rule 433
Under the Securities Act of 1933
Registration No. 333-145360



burgers

ADD CHEESE 49¢
Natural, Mild Cheddar Cheese

SUBSTITUTE 79¢
Airfries for Soup, Salad or Fruit Bowl

VALUE SIZE IT 49¢

VALUE MEAL WITH: Airfries & Shake / Airfries & Drink

★ EVOS American Champion 4.99 — 7.89 / 6.99
Our signature soy burger, leaf lettuce, tomato, pickle, onion, ketchup, mustard
v Available with lower fat DeLite soy patty

★ EVOS Freerange Steakburger 4.99 — 7.89 / 6.99
(Shown) Naturally raised hormone & antibiotic free beef steakburger, leaf lettuce, tomato, pickle, onion, ketchup

Veggie Garden Grill 4.79 — 7.69 / 6.79
Veggie burger, leaf lettuce, tomato, cucumber, reduced-fat herb spread

Herb Crusted Trout 4.99 — 7.89 / 6.99
Lightly breaded and baked spring trout, leaf lettuce, tomato, pickle, onion, reduced-fat fresh herb mayo

Spicy Chipotle Turkey 4.99 — 7.89 / 6.99
100% white meat lean turkey breast patty, leaf lettuce, tomato, onion, reduced-fat smoked spicy chipotle mayo

★ Crispy Mesquite Chicken 4.99 — 7.89 / 6.99
Reduced-fat hormone-free breaded airbaked chicken breast strips, leaf lettuce, tomato, mesquite honey mustard
Available with low fat hormone-free airbaked chicken breast



great gourmet wraps

LOWER CARB
In Bowl w/out Wrap
Double Protein? 1.29

SUBSTITUTE 79¢
Airfries for Soup, Salad or Fruit Bowl

VALUE SIZE IT 49¢

VALUE MEAL WITH: Airfries & Shake / Airfries & Drink

Tomato Basil Chicken 5.89 — 9.09 / 8.09
Reduced-fat hormone-free breaded airbaked chicken breast strips, sun-dried tomato basil sauce, long grain rice, organic spring greens, spinach herb wrap

★ Crispy Thai Trout 6.19 — 9.09 / 8.09
(Shown) Lightly breaded airbaked trout, spicy peanut & chili pepper dressing, long grain rice, organic spring greens, crispy rice noodles, spinach herb wrap

Spicy Thai Chicken 5.99 — 8.89 / 7.99
Low-fat hormone-free chicken breast, spicy peanut & chili pepper dressing, long grain rice, organic spring greens, crispy rice noodles, spinach herb wrap

Freerange Beef Taco 5.99 — 8.89 / 7.99
Naturally raised hormone & antibiotic-free chopped steak, reduced-fat south-west sour cream, leaf lettuce, tomato, onion, natural cheddar, honey wheat wrap
Available with cholesterol-free chopped soy

Avocado & Turkey 5.99 — 8.89 / 7.99
100% white meat, lean chopped turkey burger patty, fresh avocado, light ranch dressing, leaf lettuce, tomato, onion, honey wheat wrap

Crispy Buffalo Chicken 5.79 — 8.79 / 7.79
Reduced-fat hormone-free breaded and airbaked chicken breast strips, reduced-fat buffalo ranch dressing, leaf lettuce, tomato, honey wheat wrap



hand tossed salads

ADD A SHAKE: 1.99 | ADD SOUP: 1.99

All Salads Hand-Tossed With Dressing

Santa Ana Chicken Caesar 6.59
Organic field greens and green leaf lettuce, multi-grain croutons, low fat chicken breast, 5-star Caesar dressing
Available without low fat, hormone-free chicken breast 5.19

★ Mediterranean Summer 5.49
(Shown) Organic field greens, green leaf lettuce, feta, sun-dried tomato, onion, kalamata olives, multi-grain croutons, extra virgin olive oil & balsamic vinegar
Available with low fat, hormone-free chicken breast 5.19

Spicy Thai & Crispy Chicken 6.59
Organic field greens and green leaf lettuce, crispy rice noodles, reduced-fat hormone-free breaded and airbaked chicken breast strips, spicy peanut and chili pepper dressing
v Available without breaded & airbaked chicken breast strips 5.19

Bordeaux Bistro 5.49
Organic field greens and green leaf lettuce, gorgonzola cheese, walnuts, multi-grain croutons, fat-free raspberry vinaigrette
Available with low fat, hormone-free chicken breast 6.79



low fat shakes

Low Fat Real Fruitshakes

v Strawberry Banana 3.99 / 3.49
Fresh strawberries, banana and OJ

★v Mango Guava 3.99 / 3.49
Fresh mango chunks and guava-passion fruit juice

v Multi Berry 3.99 / 3.49
Fresh strawberries, blueberries, raspberries, blackberries, banana and fruit juice

Low Fat Organic Milkshakes

Organic Vanilla 3.99 / 3.49
Organic low fat ice cream & vanilla

★ Organic Cappuccino 3.99 / 3.49
Organic low fat ice cream & coffee

Organic Chocolate 3.99 / 3.49
Organic low fat ice cream & chocolate

ADD

MEGA PROTEIN 39¢
12 grams of whey and soy protein, inulin

GO ENERGY 39¢
Ginseng, ginkgo, kola nut, and willow bark

FAT BURNER 39¢
Chromium picolinate, inulin, and L-Carnetine

MULTI-VITAMIN 39¢
20 essential vitamins and minerals

FREE multi-vitamin & mineral supplement included in each shake!

healthy kids
for kids under 13

VALUE MEAL WITH: Airfries & Drink or Juice

Kids Champion Burger plain **1.99 — 3.99**
Kids Freerange Steakburger plain **1.99 — 3.99**
Kids Airbaked™ Chicken Strips 1.99 — 3.99
Kids Good Corn Dog! 1.99 — 3.99
v Kids Real Fruitshake 1.99

trays etc.

Having a large business function or private party?
Try our: Gourmet Wrap Trays, Airbaked™ Chicken Strip Trays or go for our Five-Star Salad Bowls, or Individual Bagged Lunches. Ask us for details. We appreciate a 24 hour advance notice.



guilt-free snacks

VALUE MEAL WITH: Airfries & Shake / Airfries & Drink

★ Airbaked™ Chicken Strips 3.99 — 6.79 / 5.99
Reduced-fat hormone-free breaded and airbaked chicken breast strips, 50% to 70% less fat than regular strips

Good Corn Dog! 2.79 — 6.09 / 4.59
Cholesterol-free, airbaked, soy corn dog, only 4 gr. of fat

★v EVOS Airfries™ lg **2.09** sm **1.79**
(Shown) The original guilt-free fries, airbaked, not deep-fried, 50% to 70% less fat than regular fries
Try them with our famous Ketchup Karma™!

v Veggie Chili w/ beans lg **3.79** sm **2.99**
Low fat chili made with hearty vegetables and fresh vegetable stock

v Fresh Fruit Bowl seasonal **2.99**
Fresh cut seasonal fruit in a bowl

v Side Green Salad 2.69
Organic spring greens, green leaf lettuce, cucumber, tomato, onion, fat-free vinaigrette

beverages

BOTTLED WATER 1.29

FULL LEAF ICED TEAS 1.49 / 1.79

FOUNTAIN DRINKS 1.49 / 1.79
Free Refills

★ EVOS Original Favorites v Vegan

Guitless Pleasure

Fast-paced lifestyles make fast food a necessity. Every bite is ohh so good... but the aftereffects...yeah, we know the struggle everyone faces. Since 1994, we've been serving America's healthiest fast food fix. Our menu offers a variety of burgers made from naturally grown, hormone and antibiotic-free beef or **cholesterol-free protein rich soy**. And you can feel great knowing our famous original Airfries™ and Airbaked™ Chicken Strips boast **50 to 70% less fat** than everyone else's. No deep-fryers employed here. Our Hand Tossed Salads are made with nutritious **organic field greens** and ingredients only found in fancy restaurants. EVOS® Real Fruitshakes are made with, well, **real fruit** instead of fossilized canned fruit in sugary syrup. And our Organic Milkshakes are made with milk coming from free-range cows raised **hormone and antibiotic-free**; happy cows make happy milkshakes. We accepted the fast-paced lifestyle that is part of the modern world. We just wanted it to work on our terms. Enjoy.

visit evos.com

EVOS 100% TASTE GUARANTEE
Try any item on our menu and we guarantee it tastes great! If it doesn't meet your taste preference, we will make you something else or refund your money. It's a great way to explore and try new items, satisfaction guaranteed.

History

So we were driving around in a hot car looking for a bite to eat. We didn't want another sub or sandwich, or burrito. We were craving a burger, fries, and a shake. But without the aftereffects. After 4 miles we realized a healthier fast food fix was nowhere to be found. Surely others felt the same way. Mile 7, EVOS® was born.

Still starving, we decided we wanted to serve fast food that would taste great. Ready for the best part? It would also make you feel great. On the road to improvement we promised to develop a company that makes both food and life better.

Purpose

Don't worry, we won't bore you—our inspiration is really simple: We just want to feel great about who we are and how we live. Feeling great makes us...well...feel great. In 1994, we agreed it was time for fast food to **evo**lve. Today, people still gravitate to EVOS® to celebrate our marriage of taste and health. Beyond this, each ingredient is chosen with the body in mind and every material is considered to minimize the impact on our planet.

Disclaimer

The term 'guilt-free', is commonly associated with EVOS® brand fast food. EVOS® does not imply or suggest that by eating EVOS® brand fast food you can: skip confession; eat a whole pound cake in one sitting; or dispute that lousy parking ticket. In fact, it only suggests that when eating EVOS® brand fast food, you will feel guilt-free! You should resume full guilt-mode while enjoying other fast food.

At EVOS® your suggestions and comments really do make a difference. So let us know. Fill out a comment card, call us at 1.877.888.EVOS, or email us at comments@evos.com. For a list of locations or franchise info check out www.evos.com or call toll free 1.877.888.EVOS

EVOS®
FEEL GREAT FAST FOOD

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